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                                 Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-80619, 333-59869 and 333-70201) pertaining to 1992 Stock Plan, the 1992 Consultant Stock Plan, the 1995 Director Option Plan, 1995 Employee Stock Purchase Plan and the 1999 Non-Statutory Stock Option Plan and in the Registration Statements (Form S-3 Nos. 333-45895, 333-80585 and 333-95321) of VidaMed, Inc. of our report dated January 31, 2000, with respect to the consolidated financial statements and schedule of VidaMed, Inc. including in this Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                   /s/ Ernst & Young LLP


Palo Alto, California
March 24, 2000